Exhibit 99.1

The First Bancshares, Inc. Reports 1st Quarter Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--April 25, 2013--The First Bancshares, Inc. (NASDAQ:FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter ended March 31, 2013. The First Bancshares, Inc. also announced a quarterly dividend of $0.0375 per common share. The record date will be May 10, 2013 with a payable date of May 24, 2013.

Net income available to common shareholders for the three months ended March 31, 2013 amounted to $1,119,000, or $.35 per diluted share, compared to $865,000 or $.28 per diluted share for the same quarter in 2012, an increase of $254,000 or 29.4%.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “We are pleased with our first quarter results. Our Company continues to grow both in terms of size and profitability.”

The following are key highlights for the three months ended March 31, 2013:

  Loans, net of unearned interest increased $11.7 million or 2.8%
  Deposits increased $66.7 million or 11.2%
  Completed private placement of preferred stock raising $20 million
  Signed definitive agreement to purchase First National Bank of Baldwin County
  Opened 19th banking center in Ocean Springs, MS

Net Interest Income and Non-Interest Income

Net interest income for the quarter ended March 31, 2013 increased to $5.9 million compared to $5.5 million for the same quarter in 2012. This increase was a result of increased loan volume, and lower funding costs. Net interest margin for the quarter ended March 31, 2013 was 3.53% as compared to 3.42% for the calendar year 2012.

Non-interest income increased for the three months ended March 31, 2013 as compared to the same period in 2012 by $455,000, or 30.8%. The majority of the increase, $415,000, was from an award granted to our Company by the Community Development Financial Institutions Fund due to our increased level of community development products and services throughout the markets we serve.

Non-Interest Expense Increased

Non-interest expense increased $457,000 to $5,979,000 during the three months ended March 31, 2013 as compared to the three months ended March 31, 2012. This reflects an increase of 8.3% in non-interest expense primarily related to costs associated with the acquisition of First National Bank of Baldwin County in the amount of $341,000 as well as an increase in salaries and employee benefits associated with the start of our private banking division.

Total Assets, Net Loans and Deposits Increased

Total assets were up $67.5 million or 9.4% between December 31, 2012 and March 31, 2013. Total deposits increased $66.7 million or 11.2% over the same period. Total loans net of unearned discount increased $11.7 million or 2.8% between December 31, 2012 and March 31, 2013.

At March 31, 2013, The First Bancshares, Inc. reported total net loans of $425.4 million, total assets of $788.9 million, total deposits of $663.3 million and stockholders’ equity of $87.1 million. Return on average assets was .60% and return on average equity was 6.45%.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins, Gulfport, Biloxi, Long Beach, Diamondhead and Ocean Springs, Mississippi as well as Bogalusa, Louisiana. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)
($ amounts in thousands, except earnings, book value and total share volume)
	For three months
	ended March 31,
	2013	2012

Interest income	$6,650	$6,666
Interest expense	759	1,181
Net interest income	5,891	5,485
Provision for loan losses	311	152
Net interest income after provision for loan losses	5,580	5,333
Non-interest income	1,930	1,475
Non-interest expense	5,979	5,522
Income before income taxes	1,531	1,286
Income taxes (benefit)	306	315
Net income	1,225	971
Preferred Stock Accretion & Dividends	106	106
Net income applicable to Common Stock	1,119	865

Earnings per share applicable to common shareholders-Basic	$.36	$.28
Earnings per share applicable to common shareholders-Diluted	$.35	$.28
Dividends per share	$.0375	$.0375

	Mar 31,	Dec 31,	Mar 31,
	2013	2012	2012
Total assets	$788,883	$721,385	$722,089
Cash and due from banks		84,231	29,813 46,103
Federal funds sold	7,221	1,064	806
Investment securities	220,725	222,863	238,887
Loans, net of unearned interest	425,368	413,697	382,745
Allowance for loan losses as % of net loans	1.17%	1.16%	1.14%
Loans past due 90 days and still accruing	161	158	2,744
Non-accrual loans	3,127	3,401	2,888
Non-accrual securities	1,950	1,950	1,950
Other real estate owned	6,696	6,782	6,386
Total nonperforming assets	11,934	12,291	13,968
Deposits-interest bearing	551,787	487,002	501,116
Deposits-non-interest bearing	111,492	109,625	110,198
Total deposits	663,279	596,627	611,314
Borrowed funds	16,760	38,185	26,801
Subordinated debentures	10,310	10,310	10,310
Stockholders’ equity	87,068	65,885	61,588
Tangible Book value (per share)	12.22	11.97	10.43
Total shares outstanding	3,142,235	3,107,102	3,135,361

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO, 601-268-8998
or
DeeDee Lowery, CFO, 601-268-8998